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AXP Extra Income Fund, Inc.
File No. 2-86637/811-3848

EXHIBIT INDEX

Exhibit (11)       Opinion and Consent

Exhibit (16)(a)    Directors Power of Attorney dated January 13, 2000.

Exhibit (16)(b)    Officers' Power of Attorney dated January 13, 2000.

Exhibit (16)(c)    Trustees' Power of Attorney dated January 13, 2000.

Exhibit (16)(d)    Officers' Power of Attorney dated January 13, 2000.